EXHIBIT 10.2

Transactions Relating to the Ordinary Shares of the Issuer During the Past Sixty (60) Days

The following table sets forth all transactions relating to the Common Stock of the Issuer that were effected during the past sixty (60) days by the applicable Reporting Person.

Reporting Person Name	Date of Event	Number of Shares	Price Per Share
FLS X	9/262025	666,666	$18.00